Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-4) of our report dated March 30, 2017, relating to the consolidated balances sheets of Four Oaks Fincorp, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows as of and for the years then ended,  included in its Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
August 31, 2017